Exhibit 3.1

EXECUTION VERSION

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into as of January 12, 2012, by and among GGP Limited Partnership (the “Holder”) and Rouse Properties, Inc. (the “Company”).

WHEREAS, the Holder is the owner of 359,056 shares of Class B Common Stock, par value $0.01, of the Company (the “Class B Common Stock”); and

WHEREAS, the Company hereby agrees to grant to the Holder the right to exchange, beginning on the Release Date and continuing thereafter, the Holder’s Class B Common Stock with the Company, which the Company may, at its sole and own election, redeem for cash or Common Stock of the Company, par value $0.01 (“Common Stock”).

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

ARTICLE I

Definitions

1.1                                 “Brookfield” means Brookfield Asset Management Inc. or any of its respective affiliates (for so long as Brookfield Asset Management, Inc. retains control of the voting power of such affiliate).

1.2                                 “Business Day” means any day on which commercial banks are open for business in New York, New York.

1.3                                 “Cash Purchase Price” means an amount of cash equal to, as of the Computation Date, the Current Per Share Market Price on such Computation Date multiplied by the number of shares of Common Stock that would be delivered to the Holder if the Company elected to satisfy the Exchange (as defined in Section 2.1) by paying the Share Purchase Price.

1.4                                 “Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the then outstanding voting stock of the Company, (b) Brookfield shall cease to be the “beneficial owner”, directly or indirectly, of at least 20.0% of the total voting power of the then outstanding voting stock of the Company, or (c) during any period of 12 consecutive months ending after the date hereof, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

1.5                                 “Computation Date” means the day on which the Holder delivers an Exchange Notice.

1.6                                 “Current Per Share Market Price” means, on any Computation Date, the average intra-day high and low price for a share of Common Stock as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock as such person is selected from time to time by the Board of Directors of the Company; provided, that any such calculation shall take into account any stock split, dividend, subdivision, combination and the like if the Board of Directors of the Company determines in good faith that such adjustment is appropriate in order to fulfill the intentions of this Agreement.

1.7                                 “Permitted Holders” means one or more of (a) Brookfield Asset Management, Inc., (b) Pershing Square Capital Management, L.P., (c) any of their respective affiliates (for so long as Brookfield Asset Management, Inc. or Pershing Square Capital Management, L.P., as applicable, retains control of the voting power thereof) and (d) funds managed or advised by any of the foregoing, but not including, however, any portfolio company of any of the foregoing.

1.8                                 “Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

1.9                                 “Purchase Price” means the Cash Purchase Price or the Share Purchase Price, as applicable.

1.10                           “Release Date” means January 1, 2013.

1.11                           “Share Purchase Price” means, to the extent the Company so elects, for each share of Class B Common Stock delivered, one share of Common Stock, as adjusted for any stock split, dividend, subdivision, combination and the like if the Board of Directors of the

Company determines in good faith that such adjustment is appropriate to equitably adjust the number of shares of Common Stock to be delivered in order to fulfill the intentions of this Agreement.

ARTICLE II

Exchange of Class B Common Stock

2.1                                 Exchange of Class B Common Stock.

(a)                                  From and after the Release Date, the Holder may, at any time and from time to time, deliver to the Company shares of Class B Common Stock owned by Holder (an “Exchange”), and, upon such delivery pursuant to Section 4.1 hereof but expressly subject to Section 4.2, the Company shall pay the Cash Purchase Price with respect to such Class B Common Stock so delivered.

(b)                                 Notwithstanding the provisions of Section 2.1(a), the Company may, at its sole and own election, pay to the Holder for Class B Common Shares so delivered the Share Purchase Price in lieu of all or a portion of the Cash Purchase Price.

2.2                                 Effect on the Delivered Class B Common Stock.  Upon the delivery of shares of Class B Common Stock, the Company shall make all appropriate notations in the books and records of the Company to record the delivery and cancellation of such Class B Common Stock.  The Holder acknowledges and agrees that, from and after an Exchange, such Holder shall have no rights or claims of any kind arising out of or relating to the Class B Common Stock so exchanged.

2.3                                 Acceleration of Release Date.  Notwithstanding any other provision hereof, in the event of a Change of Control, the Release Date shall be deemed to have occurred, the Holder shall be deemed to have delivered all of its Class B Common Stock to the Company, and the Company shall pay to the Holder the Cash Purchase Price, in each case immediately prior to such Change of Control or as soon thereafter as practicable.

ARTICLE III

Representations and Warranties

3.1                                 Representations and Warranties of the Company.  The Company hereby represents and warrants to the Holder as follows, which representations are true and correct as of the date hereof and which shall be true and correct as of any Exchange:

(a)                                  Organization.  The Company is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(b)                                 Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company, and no other proceeding or approval on the part of the Company is necessary to authorize the execution and delivery of this Agreement or the performance of any of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by the other parties hereto, represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(c)                                  Ownership and Transfer of Common Stock.  To the extent applicable, the shares of Common Stock which may be delivered to the Holder pursuant to this Agreement shall have been duly authorized, fully paid, non-assessable and free and clear of all liens, encumbrances, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, transfer restrictions under any equity holder or similar agreement or any other restrictions or limitations whatsoever (collectively, “Liens”).  The Company has the power, authority, legal capacity and sufficient number of shares of Common Stock available pursuant to its Certificate of Incorporation to transfer shares of Common Stock to the Holder if it so elects as provided in this Agreement, free and clear of any and all Liens.  The Company has available for issuance, and will continue to have available for issuance so long as Holder owns any Class B Common Stock, a sufficient number of shares of Common Stock to pay the Share Purchase Price.

(d)                                 Sole Representations and Warranties.  Except for the representations and warranties set forth in this Section 3.1 (the “Company Representations”), the Company has made no representations and warranties to the Holder in connection with the transactions contemplated by this Agreement.

3.2                                 Representations and Warranties of the Holder.  The Holder hereby represents and warrants to the Company as follows, which representations are true and correct as of the date hereof and which shall be true and correct as of any Exchange:

(a)                                  Organization.  The Holder is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(b)                                 Authority.  The Holder has all requisite limited partnership power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Holder, and no other proceeding or approval on the part of the Holder is necessary to authorize the execution and delivery of this Agreement or the performance of any of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Holder and, assuming the due execution of this Agreement by the other parties hereto, represents the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(c)                                  Ownership and Transfer of Class B Common Stock.  The Holder owns the Class B Common Stock to be delivered to the Company pursuant to this Agreement, free and clear of all Liens.  The Holder has the power, authority and legal capacity to transfer the Class B Common Stock to the Company as provided in this Agreement, free and clear of any and all Liens.

(d)                                 Sole Representations and Warranties.  Except for the representations and warranties set forth in this Section 3.2 (the “Holder Representations”), the Holder has made no representations and warranties to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Closing of Exchange

4.1                                 Closing Mechanics.  The closing of an Exchange and the payment of the Purchase Price pursuant thereto shall occur no more than five (5) Business Days after the Holder delivers written notice (an “Exchange Notice”) to the Company of its intent to effect an Exchange and specifying the number of shares of Class B Common Stock to be so delivered; provided, however, the Holder may only deliver an Exchange Notice on a Business Day.  The delivery of an Exchange Notice shall be deemed a representation and warranty by the Holder that the Holder Representations are true and correct as of the Exchange.  Payment of the Purchase Price by the Company shall be deemed a representation and warranty by the Company that the Company Representations are true and correct as of the Exchange.

4.2                                 Additional Condition to Exchange.  The Company’s obligations under this Agreement to effect the Exchange and pay the Purchase Price are expressly subject to applicable law, including, without limitation, Sections 154 and 160 of the Delaware General Corporation Law.  If, at any time that an Exchange Notice is delivered, the Company is legally prohibited from delivering the Purchase Price, the Company’s obligations hereunder shall be stayed until such time as the Company is no longer so prohibited.

ARTICLE V

Miscellaneous

5.1                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, supersede all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

5.2                                 Assignment.  The Holder may assign any of its rights under this Agreement without the prior written consent of the Company.

5.3                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.  A facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

5.4                                 Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

5.5                                 Governing Law.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the substantive laws of any other jurisdiction.

5.6                                 Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

ROUSE PROPERTIES, INC.

By:	/s/ Michael McNaughton
Name: Michael McNaughton
Title: Chief Operating Officer

GGP LIMITED PARTNERSHIP

By GGP, Inc., its general partner

By:	/s/ Marvin J. Levine
Name: Marvin J. Levine
Title: Senior Vice President

SIGNATURE PAGE TO EXCHANGE AGREEMENT